Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB CONFIRMS FIRST QUARTER GUIDANCE

Comments on the expected impact of COVID-19 on full-year results

ST. PAUL, Minn., March 18, 2020: Ecolab confirmed today its first quarter 2020 adjusted earnings guidance of $1.05 to $1.13 range, rising 2% to 10% compared with adjusted diluted earnings per share of $1.03 a year ago, with this forecast including an estimated unfavorable $0.05 per share impact from the effects of the COVID-19 pandemic.

Ecolab also expects that the slowdown in business activity in its end markets, particularly its restaurant and lodging customers, as a result of COVID-19 will negatively impact full-year results. Ecolab said its prior full year 2020 forecast for adjusted diluted earnings per share of $6.33 to $6.53 included the estimated unfavorable $0.05 per share impact from the effects of the COVID-19 pandemic in the first quarter but, as the company has previously commented, it is not yet able to estimate and forecast the extent of the negative impact on its results of operations for the full year due to the pandemic’s rapidly evolving and expanding effects.

Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “The world has faced unprecedented challenges from the COVID-19 pandemic in the first quarter, affecting many aspects of daily life.  We have seen the impact on our customers as it cascades across the world and as governments take mandated actions to reduce transmissions by limiting social interactions.  These actions have significantly affected our restaurant and hospitality customers and are negatively impacting demand for our products in these segments.

“Ecolab has a vital role to play in this crisis, and we are taking extensive efforts to assist our customers through this difficult time.  We have maximized our hand care and antimicrobial manufacturing as well as our best-practices guidance to help them protect their employees and customers. At the same time, we are doing the same to assure our own employees’ safety and well-being.

“I am proud of our efforts to help control the spread of this virus. It is clear our mission takes on greater meaning and importance in times like these.  As circumstances continue to evolve, we will continue to help our customers and our communities manage through the COVID-19 pandemic, assisting them to deliver safe food, clean water and healthy environments.  Further, as we move through this crisis, we remain confident in our company’s positioning, competitive advantage and ability to deliver over the long-term.”

About Ecolab

A trusted partner at nearly three million commercial customer locations, Ecolab (ECL) is the global leader in driving business performance while protecting people and vital resources. With annual sales of $15 billion and 50,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to advance food safety, protect public health, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast,” “guidance” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, effects of the COVID-19 pandemic and forecasted 2020 first quarter and full-year financial and business results. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. We caution that undue reliance should not be place on such forward-looking statements, which speak only as of the date made.

Additional risks and uncertainties that could cause results to differ materially from those expressed in any forward-looking statements are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include effects of the coronavirus (COVID-19) pandemic; the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; our ability to achieve the intended benefits of our plan to separate our Upstream Energy business and combine it with Apergy Corporation; our ability to attract, retain and develop high caliber management talent to lead our business; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment, to the manufacture, storage, distribution, sale and use of our products and to labor and employment, as well as to the conduct of our business generally; the occurrence of litigation or claims, including the pending lawsuits against certain of our subsidiaries related to the Deepwater Horizon oil spill or class action lawsuits; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with the covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC.

Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.